Exhibit 99.1

NexTier Announces Third Quarter 2020 Financial and Operational Results

HOUSTON, Texas (November 3, 2020) - NexTier Oilfield Solutions Inc. (NYSE: NEX) (“NexTier” or the “Company”) today reported third quarter 2020 financial and operational results.
Third Quarter 2020 Results and Recent Highlights
•Generated total revenue of $163.7 million in Q3 2020, compared to $196.2 million in Q2 2020
•Reported fracturing and bundled wireline revenue of $141.3 million in Q3 2020, compared to $169.5 million in Q2 2020
•Reported net loss of $102.4 million in Q3 2020, compared to net loss of $112.5 million in Q2 2020
•Reported SG&A of $25.5 million in Q3 2020, reflecting a decrease of 33% versus Q2 2020
•Reported Adjusted SG&A(1) of $19.8 million in Q3 2020, reflecting a decrease of 36% versus Q2 2020
•Reported Adjusted EBITDA(1) of $(2.4) million in Q3 2020, compared to $1.7 million in Q2 2020
•Averaged 11 fully-utilized fleets in Q3 2020 and exited with 13 fully-utilized and 14 deployed fleets
•Further reducing marketed hydraulic fracturing fleet by 0.4 million diesel-powered horsepower
•Total liquidity of $370.8 million exiting Q3 2020, including $305.2 million of cash; no term loan maturities through 2025

Management Commentary

“Despite COVID-19 market challenges and a fiercely competitive landscape, NexTier deployed 5 additional fleets during the third quarter,” said Robert Drummond, President and Chief Executive Officer of NexTier. “We benefited from our market readiness strategy and effectively re-deployed fleets with minimal start-up costs. The strong momentum gained with customers during the third quarter is carrying over into the fourth quarter, where we have 15 fully-utilized fleets working today, nearly doubling our fully-utilized fleet count exiting the second quarter.”
“NexTier delivered third quarter Adjusted EBITDA decrementals ahead of our outlook due to strong operational performance and continued reduction of costs,” said Kenny Pucheu, Executive Vice President and Chief Financial Officer of NexTier. “Despite the depths of the downturn, we did not cut to the trough, nor did we size NexTier to operate at current deployed fleet counts. Instead, we are positioning the company to participate and lead in the eventual market recovery, anchored by our fortified balance sheet, including liquidity in excess of $370 million.”
“NexTier is executing its strategy to harvest pent-up earnings power as the market continues to recover,” said Mr. Drummond. “We continue to reduce our carbon footprint by strategically growing the clean, natural gas-powered portion of our fleet via existing fleet conversions, while proactively taking actions that responsibly utilize our assets and capital. Further, our digital capabilities enable our strategy to increase work scope at the frac well site and improve the overall value proposition for our customers, including reducing costs associated with logistics services. Currently, the growth rate of NexTier’s new cutting edge logistics support capabilities is outpacing the growth seen in the rest of NexTier’s business.”
Quarter 2020 Financial Results
Revenue totaled $163.7 million in the third quarter of 2020, compared to $196.2 million in the second quarter of 2020. The sequential decrease was primarily driven by reduced calendar utilization and lower pricing in Completion Services and Well Construction and Intervention services segments, combined with the impact of a relatively strong April 2020, partially offset by efficiency gains.
Net loss totaled $102.4 million, or $0.48 per diluted share, in the third quarter of 2020, compared to $112.5 million, or $0.53 per diluted share in the second quarter of 2020. Adjusted net loss(1) totaled $82.0 million, or $0.38 per diluted share, in the third quarter of 2020, compared to Adjusted net loss of $79.4 million, or $0.37 per diluted share, in the second quarter of 2020.
Selling, general and administrative expense (“SG&A”) totaled $25.5 million in the third quarter of 2020, compared to SG&A of $38.0 million in the second quarter of 2020. Adjusted SG&A(1) totaled $19.8 million in the third quarter of 2020, compared to Adjusted SG&A of $31.0 million in the second quarter of 2020.
Adjusted EBITDA totaled $(2.4) million in the third quarter of 2020, compared to Adjusted EBITDA of $1.7 million in the second quarter of 2020.
Third Quarter 2020 Management Adjustments

Adjusted EBITDA for the third quarter includes management adjustments of approximately $20.4 million, consisting primarily of $7.3 million of merger and integration costs, $4.7 million of non-cash stock compensation expense, $3.8 million for an accounting loss associated with a make-whole provision on the Basic notes received as part of the Well Support Services divestiture in March, $2.7 million of an inventory impairment, and $1.4 million of market-driven severance and restructuring costs. The Company does not anticipate material future merger and integration costs going forward.

Completion Services
Revenue in our Completion Services segment totaled $154.0 million in the third quarter of 2020, compared to $179.0 million in the second quarter of 2020. Activity steadily increased throughout the third quarter of 2020, which was partially offset by challenging pricing and calendar utilization. Adjusted Gross Profit totaled $15.1 million in the third quarter of 2020, compared to $31.7 million in the second quarter of 2020. Net loss totaled $50.9 million in the third quarter of 2020, compared to net loss of $46.9 million in the second quarter of 2020.
The Company had an average of 11 fully-utilized fracturing fleets in the third quarter of 2020, and exited the third quarter of 2020 with 13 fully-utilized and 14 deployed fleets. When taking only fracturing and bundled wireline into account, annualized Adjusted Gross Profit per fully-utilized fracturing fleet totaled $5.5 million in the third quarter of 2020, compared to $11.4 million in the second quarter of 2020.
Well Construction and Intervention Services
Revenue in our Well Construction and Intervention (“WC&I”) Services segment, totaled $9.7 million in the third quarter of 2020, compared to $17.3 million in the second quarter of 2020. The sequential decrease in revenue was primarily driven by a further reduction in the Company’s footprint of its cementing and coil tubing services lines. Adjusted Gross Loss totaled $0.8 million in the third quarter of 2020, compared to Adjusted Gross Profit of $0.8 million in the second quarter of 2020. Net loss totaled $4.0 million in the third quarter of 2020, compared to net loss of $6.2 million in the second quarter of 2020.
Balance Sheet and Capital
Total debt outstanding as of September 30, 2020 totaled $336.1 million, net of debt discounts and deferred finance costs and excluding lease obligations. As of September 30, 2020, total available liquidity was $370.8 million, comprised of cash of $305.2 million, and $65.6 million of available borrowing capacity under our asset-based credit facility.
Total cash used in operations was $27.7 million and cash used in investing activities was $3.4 million, resulting in a cash use of $31.1 million in the third quarter of 2020. Excluding cash used for merger and integration related costs of $7.4 million, and for market related severance and restructuring cash costs of $1.2 million, combined Adjusted free cash flow(1) totaled $22.6 million in the third quarter of 2020.
NexTier expects its 2020 total capital expenditures to be between $120 million and $130 million, compared to a previous guidance range of between $100 and $120 million. The revision is driven by investments in converting Tier 4 equipment currently in the fleet to produce additional dual fuel capabilities, with expected delivery in the fourth quarter of 2020.
Strategic Updates
NexTier has announced that it will further reduce its marketed hydraulic fracturing fleet by approximately 0.4 million horsepower, resulting in a total hydraulic fracturing fleet of approximately 1.8 million horsepower. NexTier will utilize the major components from the retired equipment over time to support its maintenance inventory. Combined with the horsepower retirements announced in November 2019, NexTier will have removed approximately 0.65 million Tier-2 diesel-powered horsepower from the market since the merger of Keane and C&J.
NexTier has also announced that in 2021, it will launch NexTier Power Solutions, the Company’s natural gas treatment and delivery business that will power NexTier’s fleet with field gas or CNG. The launch supplements the Company’s ongoing initiatives in growing its natural gas powered horsepower and other ESG technologies, and positions NexTier as the fully integrated natural gas provider of the oilfield.
“We are experiencing growing customer interest in our carbon emissions reducing solutions as operators recognize our leadership position in providing ESG friendly technologies and the value achievable through aligning with NexTier as a preferred service provider,” stated Mr. Drummond.
Outlook

For the fourth quarter of 2020, NexTier currently expects a sequential increase in revenue of between 10% and 15% and positive Adjusted EBITDA. The Company’s outlook for the fourth quarter of 2020 is based on current visibility and assuming no improvement in pricing.
Coronavirus Monitoring and Planning
The Company is monitoring the spread and impact of the coronavirus closely, and is implementing measures in accordance with local directives, as well as internal policies, to protect employees and limit business interruption. These measures include restriction on travel and employee contact in certain regions, employee education, enhanced customer and supplier communication, alternative sourcing, and other measures. The Company continues to assess its mitigation plans for further and prolonged impact from the coronavirus. Additional information on the Company’s response to the coronavirus can be found in its periodic reports that are filed with the Securities and Exchange Commission.

Conference Call Information
On November 4, 2020, NexTier will hold a conference call for investors at 7:30 a.m. Central Time (8:30 a.m. Eastern Time) to discuss third quarter 2020 financial and operating results. Hosting the call will be management of NexTier, including Robert Drummond, President and Chief Executive Officer and Kenny Pucheu, Executive Vice President and Chief Financial Officer. The call can be accessed via a live webcast accessible on the IR Event Calendar page in the Investor Relations section of our website at www.nextierofs.com or live over the telephone by dialing (855) 560-2574, or for international callers, (412) 542-4160. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529, or for international callers, (412) 317-0088. The passcode for the replay is 10148197. The replay will be available until November 11, 2020. An archive of the webcast will be available shortly after the call on our website at www.nextierofs.com for twelve months following the call.
About NexTier Oilfield Solutions
Headquartered in Houston, Texas, NexTier is an industry-leading U.S. land oilfield service company, with a diverse set of well completion and production services across the most active and demanding basins. Our integrated solutions approach delivers efficiency today, and our ongoing commitment to innovation helps our customers better address what is coming next. NexTier is differentiated through four points of distinction, including safety performance, efficiency, partnership and innovation. At NexTier, we believe in living our core values from the basin to the boardroom, and helping customers win by safely unlocking affordable, reliable and plentiful sources of energy.

(1)Non-GAAP Financial Measures. The Company has included in this press release or discussed on the conference call described above certain non-GAAP financial measures, some of which are calculated on segment basis or product line basis. These measurements provide supplemental information which the Company believes is useful to analysts and investors to evaluate its ongoing results of operations, when considered alongside GAAP measures such as net income and operating income.

Non-GAAP financial measures include Adjusted EBITDA, Adjusted Gross Profit, Adjusted Net Income (loss), free cash flow, Adjusted free cash flow, Adjusted SG&A, annualized Adjusted gross profit per fully-utilized fracturing fleet, and Adjusted EBITDA decremental. These non-GAAP financial measures exclude the financial impact of items management does not consider in assessing the Company’s ongoing operating performance, and thereby facilitate review of the Company’s operating performance on a period-to-period basis. Other companies may have different capital structures, and comparability to the Company’s results of operations may be impacted by the effects of acquisition accounting on its depreciation and amortization. As a result of the effects of these factors and factors specific to other companies, the Company believes Adjusted EBITDA, Adjusted Gross Profit, Adjusted SG&A, Adjusted Net Income(loss) and Adjusted EBITDA decremental provide helpful information to analysts and investors to facilitate a comparison of its operating performance to that of other companies. The Company believes free cash flow and Adjusted free cash flow is important to investors in that it provides a useful measure to assess management's effectiveness in the areas of profitability and capital management. Annualized Gross Profit per fully-utilized fracturing fleet is used to evaluate the operating performance of the business line for comparable periods, and the Company believes it is important as an indicator of operating performance of our fracturing and bundled wireline product line because it excludes the effects of the capital structure and certain non-cash items from the product line’s operating results. For a reconciliation of these non-GAAP measures, please see the tables at the end of this press release.

Non-GAAP Measure Definitions: Adjusted EBITDA is defined as net income (loss) adjusted to eliminate the impact of interest, income taxes, depreciation and amortization, along with certain items management does not consider in assessing ongoing performance. Adjusted Gross Profit is defined as revenue less cost of services, further adjusted to eliminate items in cost of services that management does not consider in assessing ongoing performance. Adjusted Gross Profit at the segment level is not considered to be a non-GAAP financial measure as it is our segment measure of profit or loss and is required to be disclosed under GAAP pursuant to ASC 280. Adjusted Net Income (Loss) is defined as net income (loss)

plus the after-tax amount of merger/transaction-related costs and other non-routine items. Adjusted SG&A is defined as selling, general and administrative expenses adjusted for severance and business divestiture costs, merger/transaction-related costs, and other non-routine items. Free cash flow is defined as the net increase (decrease) in cash and cash equivalents before financing activities, including share repurchase activity. Adjusted free cash flow adjusts free cash flow for certain management adjustments. Annualized Adjusted Gross Profit per fully-utilized fleet, is a non-GAAP measure and is defined as (i) revenue less cost of services attributable to the fracturing and bundled wireline product line, further adjusted to eliminate items in cost of services that management does not consider in assessing ongoing performance for the fracturing and bundled wireline product line, (ii) divided by the fully-utilized fracturing and bundled wireline fleets (average deployed fleets multiplied by fleet utilization) per quarter, and then (iii) multiplied by four. Adjusted EBITDA decremental is calculated by dividing (i) the difference between second quarter Adjusted EBITDA and third quarter Adjusted EBITDA; by (ii) the difference between second quarter Revenue and third quarter Revenue.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1993, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. The words “believe,” “continue,” “could,” “expect,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “should,” “may,” “will,” “would” or the negative thereof and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control. Statements in this press release regarding the Company that are forward-looking, including projections as to the amount and timing of synergies from C&J merger and the Company’s 2020 guidance and outlook information, are based on management’s estimates, assumptions and projections, and are subject to significant uncertainties and other factors, many of which are beyond the Company’s control. These factors and risks include, but are not limited to, (i) the competitive nature of the industry in which the Company conducts its business, including pricing pressures; (ii) the ability to meet rapid demand shifts; (iii) the impact of pipeline capacity constraints and adverse weather conditions in oil or gas producing regions; (iv) the ability to obtain or renew customer contracts and changes in customer requirements in the markets the Company serves; (v) the ability to identify, effect and integrate acquisitions, joint ventures or other transactions; (vi) the ability to protect and enforce intellectual property rights; (vii) the effect of environmental and other governmental regulations on the Company’s operations; (viii) the effect of a loss of, or interruption in operations of, one or more key suppliers, including resulting from product defects, recalls or suspensions; (ix) the variability of crude oil and natural gas commodity prices; (x) the market price and availability of materials or equipment; (xi) the ability to obtain permits, approvals and authorizations from governmental and third parties; (xii) the Company’s ability to employ a sufficient number of skilled and qualified workers to combat the operating hazards inherent in the Company’s industry; (xiii) fluctuations in the market price of the Company’s stock; (xiv) the level of, and obligations associated with, the Company’s indebtedness; (xv) the duration, impact and severity of the COVID-19 pandemic and the evolving response thereto, including the impact of social distancing, shelter-in-place, shutdowns of non-essential businesses and similar measures imposed or undertaken by governments, private businesses or others; and (xvi) other risk factors and additional information. In addition, material risks that could cause actual results to differ from forward-looking statements include: the inherent uncertainty associated with financial or other projections; the effectiveness of the integration of C&J’s businesses into the Company and the ability to continue to achieve the anticipated synergies and value-creation contemplated in connection with the merger. For a more detailed discussion of such risks and other factors, see the Company’s filings with the Securities and Exchange Commission (the “SEC”), including under the heading “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and in our subsequently filed Quarterly Report on Form 10-Q, both available on the SEC website or www.NexTierOFS.com. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates, to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement.

Investor Contact:
Kenneth Pucheu
Executive Vice President - Chief Financial Officer
investors@nextierofs.com

Marc Silverberg
Managing Director (ICR)
marc.silverberg@icrinc.com

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS & COMPREHENSIVE INCOME (LOSS)
(unaudited, amounts in thousands, except per share data)

	Three Months Ended September 30, 2020	Three Months Ended June 30, 2020

Revenue	$163,675	$196,227
Operating costs and expenses:
Cost of services	150,066	178,771
Depreciation and amortization	73,570	75,260
Selling, general and administrative expenses	25,521	38,024
Merger and integration	7,288	14,028
Gain on disposal of assets	(3,027)	(953)
Impairment expense	2,681	—
Total operating costs and expenses	256,099	305,130
Operating loss	(92,424)	(108,903)
Other income (expense):
Other income (expense), net	(3,978)	2,259
Interest expense, net	(5,524)	(5,353)
Total other expense	(9,502)	(3,094)
Loss before income taxes	(101,926)	(111,997)
Income tax expense	(507)	(491)
Net loss	(102,433)	(112,488)
Other comprehensive loss:
Foreign currency translation adjustments	(157)	(354)
Hedging activities	(453)	(2,654)
Total comprehensive loss	$(103,043)	$(115,496)

Net loss per share: basic	$(0.48)	$(0.53)
Net loss per share: diluted	$(0.48)	$(0.53)

Weighted-average shares: basic	214,251	213,760
Weighted-average shares: diluted	214,251	213,760

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	September 30,	December 31,
	2020	2019
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$305,212	$255,015
Trade and other accounts receivable, net	96,740	350,765
Inventories, net	30,199	61,641
Assets held for sale	—	141
Prepaid and other current assets	56,164	20,492
Total current assets	488,315	688,054
Operating lease right-of-use assets	42,165	54,503
Finance lease right-of-use assets	2,396	9,511
Property and equipment, net	514,264	709,404
Goodwill	104,198	137,458
Intangible assets	52,945	55,021
Other noncurrent assets	6,895	10,956
Total assets	$1,211,178	$1,664,907
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$52,598	$115,251
Accrued expenses	130,585	234,895
Customer contract liabilities	745	60
Current maturities of operating lease liabilities	19,555	23,473
Current maturities of finance lease liabilities	1,549	4,594
Current maturities of long-term debt	2,263	2,311
Other current liabilities	2,672	5,610
Total current liabilities	209,967	386,194
Long-term operating lease liabilities, less current maturities	28,999	35,123
Long-term finance lease liabilities, less current maturities	1,167	4,844
Long-term debt, net of unamortized deferred financing costs and unamortized debt discount, less current maturities	333,844	335,312
Other non-current liabilities	23,283	16,662
Total non-current liabilities	387,293	391,941
Total liabilities	597,260	778,135
Stockholders’ equity:
Common stock	2,144	2,124
Paid-in capital in excess of par value	985,900	966,762
Retained deficit	(361,535)	(73,333)
Accumulated other comprehensive loss	(12,591)	(8,781)
Total stockholders’ equity	613,918	886,772
Total liabilities and stockholders’ equity	$1,211,178	$1,664,907

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
ADDITIONAL SELECTED FINANCIAL AND OPERATING DATA
(unaudited, amounts in thousands)

	Three Months Ended
	September 30, 2020	June 30, 2020
Completion Services:
Revenue	$154,016	$178,977
Cost of services	139,477	159,149
Depreciation, amortization, (gain) loss on sale of assets, and impairment	65,468	66,746
Net loss	(50,929)	(46,918)
Adjusted gross profit(1)	$15,145	$31,655

Well Construction and Intervention Services:
Revenue	$9,659	$17,250
Cost of services	10,589	19,622
Depreciation, amortization, (gain) loss on sale of assets, and impairment	3,093	3,858
Net loss	(4,023)	(6,230)
Adjusted gross profit (loss)(1)	$(785)	$812

(1)The Company uses Adjusted gross profit as its measure of profitability for segment reporting.

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
ADDITIONAL SELECTED FINANCIAL AND OPERATING DATA
(unaudited, amounts in thousands)

	Three Months Ended
	September 30, 2020	June 30, 2020
Net loss	$(102,433)	$(112,488)
Interest expense, net	5,524	5,353
Income tax expense	507	491
Depreciation and amortization	73,570	75,260
EBITDA	$(22,832)	$(31,384)
Plus management adjustments:
Acquisition, integration and expansion(1)	7,288	14,028
Non-cash stock compensation(2)	4,748	5,141
Impairment of assets (5)	2,681	—
Market-driven costs(3)	1,422	18,925
Divestiture of business(4)	3,848	(3,775)
Other	430	(1,253)
Adjusted EBITDA	$(2,415)	$1,682

(1)    Represents transaction and integration costs related to the merger.
(2)    Represents non-cash amortization of equity awards issued under the Company’s Incentive Award Plan, excluding accelerations associated with market-driven costs or acquisition, integration, and expansion costs.
(3)    Represents market-driven severance and restructuring costs incurred as a result of significant declines in crude oil prices resulting from demand destruction from the COVID-19 pandemic and global oversupply.
(4)    Represents net (gain)/loss on the sale of Well Support Services segment and (increase)/decrease in fair value of the Basic notes and make-whole derivative received as part of the sale.
(5) Represents write-down in inventory carrying value down to its net realizable value.

	Three Months Ended		Variance
	September 30, 2020	June 30, 2020

Adjusted EBITDA	$(2,415)	$1,682	$(4,097)
Revenue	$163,675	$196,227	$(32,552)

Adjusted EBITDA decremental(1)			13%

(1)    Adjusted EBITDA decremental is calculated by dividing (i) the difference between second quarter Adjusted EBITDA and third quarter Adjusted EBITDA; by (ii) the difference between second quarter Revenue and third quarter Revenue.

Three Months Ended March 31, 2020

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
ADDITIONAL SELECTED FINANCIAL AND OPERATING DATA
(unaudited, amounts in thousands)

Three Months Ended September 30, 2020
Selling, general and administrative expenses	$25,521
Less management adjustments:
Non-cash stock compensation	(4,748)
Market-driven costs	(671)
Other	(301)
Adjusted selling, general and administrative	$19,801

Three Months Ended June 30, 2020
Selling, general and administrative expenses	$38,024
Less management adjustments:
Non-cash stock compensation	(5,141)
Market-driven costs	(3,914)
Divestiture of business	728
Other	1,253
Adjusted selling, general and administrative	$30,950

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(amounts in thousands)

	Three Months Ended September 30, 2020
	Completion Services	WC&I	Total
Revenue	$154,016	$9,659	$163,675
Cost of services	139,477	10,589	150,066
Gross profit (loss) excluding depreciation and amortization	14,539	(930)	13,609
Management adjustments associated with cost of services	606	145	751
Adjusted gross profit (loss)	$15,145	$(785)	$14,360

	Three Months Ended June 30, 2020
	Completion Services	WC&I	Total
Revenue	$178,977	$17,250	$196,227
Cost of services	159,149	19,622	$178,771
Gross profit (loss) excluding depreciation and amortization	19,828	(2,372)	17,456
Management adjustments associated with cost of services	11,827	3,184	$15,011
Adjusted gross profit	$31,655	$812	$32,467

Three Months Ended
September 30, 2020
Frac & Bundled Wireline
Revenue	$141,331
Cost of services	126,705
Gross profit excluding depreciation and amortization	14,626
Management adjustments associated with cost of services	549
Adjusted gross profit	$15,175

Average hydraulic fracturing fleets deployed	13
Fully-utilized hydraulic fracturing fleets	11
Annualized adjusted gross profit per fully-utilized fleet	$5,518

Three Months Ended
June 30, 2020
Frac & Bundled Wireline
Revenue	$169,470
Cost of services	148,326
Gross profit excluding depreciation and amortization	21,144
Management adjustments associated with cost of services	10,260
Adjusted gross profit	$31,404

Average hydraulic fracturing fleets deployed	13
Fully-utilized hydraulic fracturing fleets	11
Annualized adjusted gross profit per fully-utilized fleet	$11,420

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(unaudited, amounts in thousands)

Three Months Ended

September 30, 2020
Net cash provided (used) in operating activities	$(27,738)
Net cash used in investing activities (1)	(3,397)
Free cash flow use	(31,135)
Acquisition, integration and expansion(2)	7,373
Market-driven costs(2)	1,193
Adjusted free cash flow use	$(22,569)

(1)    Excludes proceeds from the WSS working capital settlement.

Three Months Ended

June 30, 2020
Net cash provided (used) by operating activities	$61,927
Net cash used in investing activities	(36,436)
Free cash flow generation	25,491
Acquisition, integration and expansion(2)	12,968
Market-driven costs(2)	14,559
Adjusted free cash flow generation	$53,018

(2) Acquisition, integration and expansion and market-driven costs in the reconciliation to Adjusted free cash flow differs from those included in the reconciliation to Adjusted EBITDA due to cash paid in the quarter related to management adjustments.

Three Months Ended
September 30, 2020
Net loss	$(102,433)
Plus management adjustments:
Acquisition, integration and expansion	7,288
Non-cash stock compensation	4,748
Impairment of assets	2,681
Market-driven costs	1,422
Divestiture of business	3,848
Other	430
Adjusted net loss	$(82,016)

Adjusted net loss per share, basic and diluted	$(0.38)

Weighted-average shares, basic and diluted	214,251

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(unaudited, amounts in thousands)

Three Months Ended
June 30, 2020
Net loss	$(112,488)
Plus management adjustments:
Acquisition, integration and expansion	14,028
Non-cash stock compensation	5,141
Market-driven costs	18,925
Divestiture of business	(3,775)
Other	(1,253)
Adjusted net loss	$(79,422)

Adjusted net loss per share, basic and diluted	$(0.37)

Weighted-average shares, basic and diluted	213,760